Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Passage Bio, Inc.:

We consent to the use of our report dated February 3, 2020, except for the reverse stock split described in Note 3, which is as of February 18, 2020, with respect to the balance sheets of Passage Bio, Inc. as of December 31, 2018 and 2019, and the related statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the financial statements) incorporated by reference herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 27, 2020